Exhibit 21.01
List of Subsidiaries
Shanda Games Limited, incorporated in Cayman Islands
Shanda Games Holdings (HK) Limited, incorporated in Hong Kong
Shengqu Information Technology (Shanghai) Co., Ltd., incorporated in the People’s Republic of China
Shengji Information Technology (Shanghai) Co., Ltd., incorporated in the People’s Republic of China
Shanda Games International (Pte) Ltd., incorporated in Singapore
Shanda Games Korean Investment Limited, incorporated in the British Virgin Islands
Actoz Soft Co., Ltd., incorporated in South Korea